Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Reports Fourth Quarter and Year-End 2019 Financial and
Operating Results; Provides 2020 Operating and Financial Guidance

•
Production sales volume of 12.5 million barrels of oil equivalent ("MMBoe") in 2019 represents 23% growth over 2018; production sales volume of 3.5 MMBoe in the fourth quarter of 2019 represents 12% growth over the fourth quarter of 2018

•	Oil sales volume of 7.7 million barrels ("MMBbls") in 2019 grew 21% over 2018; oil sales volume of 2.0 MMBbls in the fourth quarter of 2019 represents 3% growth over the fourth quarter of 2018

•
Reported a loss of $135 million or $0.64 per diluted share for 2019 and an adjusted net loss (non-GAAP1) of $43 million or $0.20 per diluted share; reported a net loss of $48 million or $0.23 per diluted share for the fourth quarter of 2019 and an adjusted net loss (non-GAAP1) of $10 million or $0.05 per diluted share

•	Generated EBITDAX (non-GAAP1) of $340 million for 2019 and $97 million for the fourth quarter of 2019, increases of 21% and 6% over the comparable 2018 periods

•	Reduced 2019 per unit cash general and administrative ("G&A") expense by 23% compared to 2018 and fourth quarter of 2019 per unit cash G&A expense by 32% compared to the fourth quarter of 2018

•	Generated positive free cash flow in the fourth quarter which was used to reduce debt and strengthen balance sheet

•	Strong performance from Section 16 in Hereford as wells continue to materially outperform all previous wells

•
NE Wattenberg high-fluid intensity completions showing strong performance as most recent wells are meaningfully outperforming with average per well cumulative oil production tracking 50% above offset analog wells after 125 days

•	Increased year-end 2019 total proved reserves by 22% to 127 MMBoe with 288% reserve replacement, driven by a 32% increase in Hereford proved reserves

•	Expected sale of non-core assets to generate cash proceeds of $27 million; proceeds will be used to reduce debt and strengthen balance sheet

[1]	Reconciliations of non-GAAP measures, including adjusted net income (loss) and EBITDAX can be found in the supplemental financial tables at the end of this release

DENVER - February 26, 2020 - HighPoint Resources Corporation ("we", "us" or the "Company") (NYSE: HPR) today reported fourth quarter and full year 2019 financial and operating results, 2020 operating and financial guidance and year-end 2019 proved reserves. Highlights include notable increases in total production, oil volumes, proved reserves, and EBITDAX, a meaningful improvement in operating costs and positive well results from our drilling program.

For the fourth quarter of 2019, the Company reported a net loss of $47.8 million, or $0.23 per diluted share. Adjusted net income for the fourth quarter of 2019 was a loss of $9.6 million, or $0.05 per diluted share. EBITDAX for the fourth quarter of 2019 was $97.4 million. For 2019, the Company reported a loss of $134.8 million, or $0.64 per diluted share. Adjusted net income for 2019 was a net loss of $42.6 million, or $0.20 per diluted share. EBITDAX for 2019 was $339.7 million. Adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles)

measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

Chief Executive Officer and President Scot Woodall commented, "We successfully delivered on our organizational objectives during 2019. Our operational execution and ability to optimize costs were evident in our financial results as we delivered 21% growth in EBITDAX. This was underpinned by development activities that drove production sales volume growth of 23% and a corresponding increase in oil volumes of 21%. This was accomplished with capital expenditures that were 29% lower than 2018, underscoring our commitment to maintaining capital discipline. Our development activities delivered in a 22% increase in year-end proved reserves to 127 MMBoe, which was driven by a 32% percent increase in Hereford proved reserves. We also achieved our goal of generating positive free cash flow for the second half of the year, which was used to strengthen our balance sheet by reducing borrowings under our credit facility."

"Operationally, a significant achievement was the completion of our Hereford optimization program, which yielded an enhanced geologic and reservoir understanding of the field and provided an economic baseline for future development. Our growing confidence in the field was supported by the Section 16 wells that continue to exhibit strong performance. In NE Wattenberg, we continue to bring our best wells to date online as the most recent high-fluid intensity completions are exhibiting strong performance. High-fluid intensity completions will remain the standard design going forward as we deliver optimum value from our development program."

"We will maintain a conservative capital approach for 2020 and we have set a spending level that is approximately 40% lower than 2019 to prioritize free cash flow generation and no increased debt. First half activity will primarily focus on the completion of drilled but uncompleted wells ("DUCs") at NE Wattenberg and Hereford as well as drilling activities in NE Wattenberg. Drilling and completion operations are anticipated to resume at Hereford during the second half of the year and will be implemented based on the results of the larger stimulations and spacing tests currently being employed in Hereford. This will enable us to proceed with the most economic future development plan going forward. Although crude prices continue to fluctuate, our capital program economics and cash flow are protected with an underlying hedge portfolio covering approximately 95% of our 2020 oil production at a WTI price that is well in excess of current prices."

OPERATING AND FINANCIAL RESULTS

Proved Reserves

Total estimated proved reserves at year-end 2019 were 127.4 MMBoe (58% oil, 41% proved developed) compared to 104.6 MMBoe (56% oil, 49% proved developed) at year-end 2018, which is a 22% year-over-year increase. The increase in estimated proved reserves compared to year-end 2018 is primarily the result of extensions and discoveries of 36.1 MMBoe, which were partially offset by price revisions of previous estimates as a result of lower NGL yields and other revisions totaling 2.5 MMBoe. Additions to extensions and discoveries were driven by the Hereford and NE Wattenberg drilling programs, which resulted in a 32% increase in Hereford proved reserves and a 13% increase in NE Wattenberg proved reserves. Hereford reserve additions utilized the success of the Section 16 SE wells as the plan of development to support the additional proved undeveloped reserve bookings.

The standardized measure of discounted future net cash flows for proved reserves at December 31, 2019 was $974 million. NYMEX pricing used in the preparation of the proved reserves was $55.85 per barrel for oil, a percentage of the $55.85 oil price per Bbl for NGLs and $2.58 per Mcf for natural gas. The proved reserves were audited by Netherland, Sewell & Associates, Inc.

Production and Financial Results

Reported oil, natural gas and natural gas liquids production sales volume totaled 12.5 MMBoe for 2019, which is an increase of 23% over 2018. Reported oil production sales volume totaled 7.7 MMBbls, which is an increase of 21% over 2018. Production sales volume from NE Wattenberg totaled 9.4 MMBoe, which was an increase of 5%, and production sales volume for Hereford totaled 3.1 MMBoe, which was an increase of 155%.

Production sales volume for the fourth quarter of 2019 totaled 3.5 MMBoe, which was an increase of 12% over the fourth quarter of 2018. Oil volumes totaled 2.0 MMBbls, which was an increase of 3% over the fourth quarter of 2018. Production sales volume from NE Wattenberg totaled 2.5 MMBoe and Hereford production volumes totaled 1.0 MMBoe.

Fourth quarter of 2019 volumes were adversely impacted by a blizzard in November which caused a widespread regional power outage and resulted in all Hereford field production being shut in for three days, with full production being restored to the field after approximately one week.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Production Data
Oil (MBbls)	2,020	1,970	7,668	6,330
Natural gas (MMcf)	5,070	3,912	16,614	12,864
NGLs (MBbls)	635	490	2,101	1,697
Combined volumes (MBoe)	3,500	3,112	12,538	10,171
Daily combined volumes (Boe/d)	38,043	33,826	34,351	27,866

For 2019, West Texas Intermediate ("WTI") oil prices averaged $57.03 per barrel, NWPL natural gas prices averaged $2.59 per MMBtu and NYMEX natural gas prices averaged $2.63 per MMBtu. Commodity price differentials to benchmark pricing for 2019 were oil less $4.08 per barrel versus WTI; and natural gas less $1.03 per Mcf compared to NWPL. The NGL price averaged approximately 17% of the WTI price per barrel.

For the fourth quarter of 2019, WTI oil prices averaged $56.96 per barrel, NWPL natural gas prices averaged $2.59 per MMBtu and NYMEX natural gas prices averaged $2.50 per MMBtu. Fourth quarter of 2019 commodity price differentials to benchmark pricing were oil less $3.92 per barrel versus WTI and natural gas less $1.09 per Mcf compared to NWPL. The NGL price averaged approximately 19% of the WTI price per barrel.

For the fourth quarter of 2019, the Company had derivative commodity swaps in place for 16,712 barrels of oil per day tied to WTI pricing at $59.01 per barrel and derivative collars in place for 3,000 barrels of oil per day with a ceiling price of $77.56 per barrel and a floor price of $55.00 per barrel, 7,000 MMBtu of natural gas per day tied to NWPL regional pricing at $2.11 per MMBtu, and no hedges in place for NGLs.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$53.00	$56.35	$52.86	$62.04
Natural gas (per Mcf)	1.50	2.13	1.56	1.75
NGLs (per Bbl)	11.23	22.54	10.00	22.18
Combined (per Boe)	34.80	41.88	36.07	44.53

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$54.60	$54.08	$54.39	$54.51
Natural gas (per Mcf)	1.44	2.01	1.50	1.76
NGLs (per Bbl)	11.23	22.54	10.00	22.18
Combined (per Boe)	35.64	40.29	36.92	39.85

The Company maintained a focus on cost control during 2019 and reduced aggregate operating costs (LOE, gathering, transportation and processing costs, and production tax expense) by 16% to $5.74 per Boe for 2019 compared to $6.81 per Boe in 2018. For the fourth quarter of 2019, operating costs totaled $4.52 per Boe compared to $6.09 per Boe in the fourth quarter of 2018 or a reduction of 26%. The Company reduced 2019 per unit cash G&A expense by 23% compared to 2018 and fourth quarter of 2019 per unit cash G&A expense by 32% compared to the fourth quarter of 2018.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Average Costs (per Boe):
Lease operating expenses	$2.10	$2.17	$3.01	$2.74
Gathering, transportation and processing expense	1.60	0.58	0.85	0.46
Production tax expenses	0.82	3.34	1.88	3.61
Depreciation, depletion and amortization	26.03	24.53	25.62	22.46
General and administrative expense	2.47	3.44	3.57	4.44

The following table summarizes certain operating and financial results for the fourth quarter of 2019 and 2018 and the full years 2019 and 2018:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Production sales volumes (MBoe)	3,500	3,112	12,538	10,171
Net cash provided by (used in) operating activities ($ millions)	$83.2	$71.3	$278.6	$231.4
Discretionary cash flow ($ millions) (1)	$83.4	$79.3	$285.0	$231.4
Net income (loss) ($ millions)	$(47.8)	$222.4	$(134.8)	$121.2
Per share, basic	$(0.23)	$1.06	$(0.64)	$0.64
Per share, diluted	$(0.23)	$1.06	$(0.64)	$0.64
Adjusted net income (loss) ($ millions) (1)	$(9.6)	$1.2	$(42.6)	$(5.5)
Per share, basic	$(0.05)	$0.01	$(0.20)	$(0.03)
Per share, diluted	$(0.05)	$0.01	$(0.20)	$(0.03)
Weighted average shares outstanding, basic (in thousands)	210,698	209,529	210,392	188,299
Weighted average shares outstanding, diluted (in thousands)	210,698	209,645	210,392	189,241
EBITDAX ($ millions) (1)	$97.4	$92.1	$339.7	$279.9

(1)
Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

Debt and Liquidity

At December 31, 2019, the Company had cash and cash equivalents of $16 million and $334 million in available capacity under its $500 million credit facility, after taking into account a $26 million letter of credit. The letter of credit will begin reducing ratably per month beginning April 1, 2020 until it expires on August 31, 2021. Net debt (principal balance of debt outstanding less the cash and cash equivalents balance) totaled $749 million at December 31, 2019.

Non-Core Asset Sale

The Company anticipates entering into agreements to divest certain non-core, non-operated assets in three separate transactions for expected aggregate cash proceeds of approximately $27 million. The combined properties produced approximately 2,000 Boe/d during January 2020. The transactions are expected to close in the first and second quarters of 2020, and are subject to customary closing conditions and adjustments. The proceeds will be used to reduce the outstanding balance of the Company's credit facility.

Capital Expenditures

Capital expenditures totaled $361.0 million for 2019 and included $319.3 million for drilling and completion operations, $4.7 million for leasehold and minerals, and $37.0 million for infrastructure and corporate purposes.

Capital expenditures for the fourth quarter of 2019 totaled $34.3 million and included included $24.4 million for drilling and completion operations, $0.4 million for leaseholds, and $9.5 million for infrastructure and corporate assets.

OPERATIONAL HIGHLIGHTS

Hereford Field

During 2019, production sales volume from Hereford averaged 8,582 Boe/d (75% oil), which represents a 155% increase over 2018. Production sales volume for the fourth quarter of 2019 averaged a Company field record of 10,575 Boe/d (72% oil) or a 77% increase over the fourth quarter of 2018. During the fourth quarter of 2019, 4 gross wells were spud and no wells were placed on flowback.

Recent activity is highlighted by DSU 11-63-17, which includes twelve wells drilled at a density of 12 wells per section and the performance impact of Gen 4 completions that utilized greater fluid of up to 52 barrels per lateral foot and an average of approximately 1,500 pounds of sand per lateral foot was assessed. In order to gauge the performance benefits of greater fluid, the wells were stimulated with larger fluid completions than all previous wells. The wells exhibited early production performance consistent with the Company's expectations prior to being adversely impacted by a regional power outage due to a blizzard in November that caused the wells to be shut-in. Production was restored after three days; however, the wells did not return to the same production trend as prior to the storm. Based on a review of flowback and subsurface data, the Company believes that downhole sand obstructions caused by the wells being shut-in impeded flowback. A workover program was initiated in January that confirmed multiple downhole sand bridges in each of the wells. Remediation efforts were recently completed and post workover production continues to be monitored.

In addition, completion operations were initiated in February on 5 DUCs in the Fox Creek area at DSU 12-63-34. It is anticipated that initial flowback will commence during the second quarter of 2020.

NE Wattenberg

During 2019, production sales volumes from NE Wattenberg averaged 25,764 Boe/d (57% oil), which represents a 5% increase over 2018. Production sales volumes averaged 27,464 Boe/d (52% oil) for the fourth quarter of 2019. During the fourth quarter of 2019, 10 gross wells were spud and 2 gross wells were placed on flowback.

Recent operational highlights include seven wells located in DSU 5-61-35 that were placed on flowback in the third quarter of 2019 and completed with high-fluid intensity completions. The wells have exhibited strong performance as the average per well cumulative oil production is tracking 50% above offset analog wells completed with the previous standard completion design after 125 days. During the first quarter of 2020, the Company placed 6 XRL wells on flowback in February that are located in DSU 4-61-4. These wells are on initial flowback and were completed with high-fluid intensity completions.

2020 OPERATING GUIDANCE

The Company is providing the following guidance for its 2020 activities. See "Forward-Looking Statements" below.

•	Capital expenditures of approximately $200-$220 million

◦
First half activity will be primarily focused on the completion of 7 DUCs in Hereford and 24 DUCs in NE Wattenberg, and the spudding of up to 13 wells. Drilling and completion operations will resume at Hereford during the second half of the year and will be based on the results of the Section 17 wells and the larger stimulations and spacing tests being employed on the Hereford DUCs.

◦	First quarter of 2020 capital expenditures are anticipated to total approximately $80-$90 million.

•	Production of 10.5-11.0 MMBoe

◦	Production is estimated to be approximately 57%-58% oil.

◦	Includes the effect of excluding approximately 0.6 MMBoe associated with anticipated non-core asset sales

◦
First quarter of 2020 production is expected to approximate 2.7-2.8 MMBoe (approximately 53% oil). This represents lower sequential production from the fourth quarter of 2019 as a result of lower aggregate spending during the second half of 2019 and downtime associated with workover activity on the Section 17 wells in Hereford.

•	Oil price differential of approximately $4.00 per barrel

•	Lease operating expense of $3.35-$3.55 per Boe

•	Gathering, transportation and processing costs of $1.30-$1.50 per Boe

•	Cash general and administrative expense of $34-36 million

•	Unused commitment for firm natural gas transportation charges of $18-$19 million

COMMODITY HEDGES UPDATE

As of February 26, 2020, the Company had the following commodity hedge positions in place for crude oil for 2020 and 2021:

	Oil (WTI)
Period	Volume Bbls/d	Price $/Bbl
1Q20	16,500	$59.73
2Q20	14,000	59.43
3Q20	16,750	57.18
4Q20	16,750	57.18
1Q21	9,000	54.90
2Q21	9,000	54.90
3Q21	7,000	54.39
4Q21	7,000	54.39

HighPoint has sold WTI swaptions of 3,000 bbl/d for calendar 2022 at an average strike price of $55.00/bbl. Realized sales prices will reflect basis differentials from the index prices to the sales location.

UPCOMING EVENTS

Teleconference Call and Webcast

The Company plans to host a conference call on Thursday, February 27, 2020, to discuss the results and other items presented in this press release. The call is scheduled at 9:00 a.m. Eastern time (7:00 a.m. Mountain time). Please join the webcast conference call live or for replay via the Internet at www.hpres.com, accessible from the home page. To join by telephone, call 855-760-8152 (631-485-4979 international callers) with passcode 7246819. The webcast will remain on the Company's website for approximately 30 days and a replay of the call will be available through Thursday, March 5, 2020 at 855-859-2056 (404-537-3406 international) with passcode 7246819.

An updated corporate slide presentation that will be referenced on the conference call will be available on the “Investor Relations” section of the Company’s website prior to the start of the call.

Investor Events

Members of management are scheduled to participate in the Scotia Howard Weil Energy Conference in New Orleans, Louisiana, March 24-25, 2020. The Company is scheduled to present on Wednesday, March 25, 2020, at 2:05 pm Central time. Presentation materials will be posted to the investor relations section of the Company's website at www.hpres.com prior to the start of the conference.

The Company’s annual meeting of shareholders will be held on April 28, 2020 at 8:30 a.m. Mountain time at the Company’s offices in Denver, Colorado.

DISCLOSURE STATEMENTS

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. In particular, the Company is providing "2020 Operating Guidance", which contains projections for certain operational and financial metrics. Additional forward-looking statements in this release relate to, among other things, future production, cash flows, capital expenditures, costs, projects and opportunities.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to HighPoint Resource's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website at www.hpres.com.

HIGHPOINT RESOURCES CORPORATION
Selected Operating Highlights
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Production Data:
Oil (MBbls)	2,020	1,970	7,668	6,330
Natural gas (MMcf)	5,070	3,912	16,614	12,864
NGLs (MBbls)	635	490	2,101	1,697
Combined volumes (MBoe)	3,500	3,112	12,538	10,171
Daily combined volumes (Boe/d)	38,043	33,826	34,351	27,866

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$53.00	$56.35	$52.86	$62.04
Natural gas (per Mcf)	1.50	2.13	1.56	1.75
NGLs (per Bbl)	11.23	22.54	10.00	22.18
Combined (per Boe)	34.80	41.88	36.07	44.53

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$54.60	$54.08	$54.39	$54.51
Natural gas (per Mcf)	1.44	2.01	1.50	1.76
NGLs (per Bbl)	11.23	22.54	10.00	22.18
Combined (per Boe)	35.64	40.29	36.92	39.85

Average Costs (per Boe):
Lease operating expenses	$2.10	$2.17	$3.01	$2.74
Gathering, transportation and processing expense	1.60	0.58	0.85	0.46
Production tax expenses	0.82	3.34	1.88	3.61
Depreciation, depletion and amortization	26.03	24.53	25.62	22.46
General and administrative expense (1)	2.47	3.44	3.57	4.44

(1)
Includes long-term cash and equity incentive compensation of $0.42 per Boe for both of the three months ended December 31, 2019 and 2018, respectively, and $0.69 per Boe and $0.71 per Boe for the twelve months ended December 31, 2019 and 2018, respectively.

HIGHPOINT RESOURCES CORPORATION
Consolidated Condensed Balance Sheets
(Unaudited)

	As of December 31,	As of December 31,
	2019	2018
	(in thousands)
Assets:
Cash and cash equivalents	$16,449	$32,774
Other current assets (1)	69,988	157,007
Property and equipment, net	2,064,174	2,029,523
Other noncurrent assets	5,441	33,156
Total assets	$2,156,052	$2,252,460

Liabilities and Stockholders' Equity:
Current liabilities (1)	$175,478	$248,185
Long-term debt, net of debt issuance costs	758,911	617,387
Other long-term liabilities (1)	138,345	174,790
Stockholders' equity	1,083,318	1,212,098
Total liabilities and stockholders' equity	$2,156,052	$2,252,460

(1)
At December 31, 2019, the estimated fair value of all of the Company's commodity derivative instruments was a net liability of $1.2 million, comprised of $3.9 million of current assets, $4.4 million of current liabilities and $0.7 million of noncurrent liabilities. This amount will fluctuate based on estimated future commodity prices and the current hedge position.

HIGHPOINT RESOURCES CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(in thousands, except per share amounts)
Operating Revenues:
Oil, gas and NGL production	$121,802	$130,383	$452,274	$452,917
Other operating revenues	11	300	385	100
Total operating revenues	121,813	130,683	452,659	453,017
Operating Expenses:
Lease operating expense	7,362	6,768	37,796	27,850
Gathering, transportation and processing expense	5,609	1,815	10,685	4,644
Production tax expense	2,875	10,399	23,541	36,762
Exploration expense	50	31	143	70
Impairment and abandonment expense	7,155	110	9,642	719
(Gain) loss on sale of properties	—	—	2,901	1,046
Depreciation, depletion and amortization	91,106	76,374	321,276	228,480
Unused commitments	4,467	4,503	17,706	18,187
General and administrative expense (1)	8,650	10,703	44,759	45,130
Merger transaction expense	—	1,851	4,492	7,991
Other operating expenses, net	192	1,989	402	1,273
Total operating expenses	127,466	114,543	473,343	372,152
Operating Income (Loss)	(5,653)	16,140	(20,684)	80,865
Other Income and Expense:
Interest and other income	229	(50)	791	1,793
Interest expense	(14,873)	(13,355)	(58,100)	(52,703)
Commodity derivative gain (loss) (2)	(44,353)	221,515	(98,953)	93,349
Gain (loss) on extinguishment of debt	—	—	—	(257)
Total other income and expense	(58,997)	208,110	(156,262)	42,182
Income (Loss) before Income Taxes	(64,650)	224,250	(176,946)	123,047
(Provision for) Benefit from Income Taxes	16,845	(1,827)	42,116	(1,827)
Net Income (Loss)	$(47,805)	$222,423	$(134,830)	$121,220

Net Income (Loss) per Common Share
Basic	$(0.23)	$1.06	$(0.64)	$0.64
Diluted	$(0.23)	$1.06	$(0.64)	$0.64
Weighted Average Common Shares Outstanding
Basic	210,698	209,529	210,392	188,299
Diluted	210,698	209,645	210,392	189,241

(1)
Includes long-term cash and equity incentive compensation of $1.5 million and $1.3 million for the three months ended December 31, 2019 and 2018, respectively, and $8.6 million and $7.2 million for the twelve months ended December 31, 2019 and 2018, respectively.

(2)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives	$2,936	$(4,959)	$10,667	$(47,587)
Reversal of prior year unrealized gain transferred to realized gain	(19,736)	4,138	(81,166)	20,940
Unrealized gain (loss) on derivatives	(27,553)	222,336	(28,454)	119,996
Total commodity derivative gain (loss)	$(44,353)	$221,515	$(98,953)	$93,349

HIGHPOINT RESOURCES CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Operating Activities:
Net income (loss)	$(47,805)	$222,423	$(134,830)	$121,220
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	91,106	76,374	321,276	228,480
Deferred income taxes	(16,845)	1,827	(42,116)	1,827
Impairment and abandonment expense	7,155	110	9,642	719
Unrealized derivative (gain) loss	47,289	(226,474)	109,620	(140,936)
Stock compensation and other non-cash charges	1,805	2,524	11,306	8,337
Amortization of deferred financing costs	639	636	2,556	2,365
(Gain) loss on extinguishment of debt	—	—	—	257
(Gain) loss on sale of properties	—	—	2,901	1,046
Change in operating assets and liabilities:
Accounts receivable	(2,693)	(4,908)	10,795	(13,697)
Prepayments and other assets	1,082	628	(27)	(793)
Accounts payable, accrued and other liabilities	(837)	(15,037)	3,030	(40,324)
Amounts payable to oil and gas property owners	(1,086)	695	(17,870)	34,499
Production taxes payable	3,431	12,458	2,352	28,441
Net cash provided by (used in) operating activities	$83,241	$71,256	$278,635	$231,441
Investing Activities:
Additions to oil and gas properties, including acquisitions	(50,440)	(131,002)	(426,416)	(453,616)
Additions of furniture, equipment and other	(704)	(237)	(4,662)	(853)
Repayment of debt associated with merger, net of cash acquired	—	—	—	(53,357)
Proceeds from sale of properties	—	(221)	1,334	(221)
Other investing activities	(212)	353	(1,612)	364
Net cash provided by (used in) investing activities	$(51,356)	$(131,107)	$(431,356)	$(507,683)
Financing Activities:
Proceeds from debt	22,000	—	222,000	—
Principal payments on debt	(57,000)	(119)	(83,859)	(469)
Other financing activities	(4)	(236)	(1,745)	(4,981)
Net cash provided by (used in) financing activities	$(35,004)	$(355)	$136,396	$(5,450)
Increase (Decrease) in Cash and Cash Equivalents	(3,119)	(60,206)	(16,325)	(281,692)
Beginning Cash and Cash Equivalents	19,568	92,980	32,774	314,466
Ending Cash and Cash Equivalents	$16,449	$32,774	$16,449	$32,774

HIGHPOINT RESOURCES CORPORATION
Reconciliation of Discretionary Cash Flow, Adjusted Net Income (Loss) and EBITDAX
(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Net Cash Provided by (Used in) Operating Activities	$83,241	$71,256	$278,635	$231,441
Adjustments to reconcile to discretionary cash flow:
Exploration expense	50	31	143	70
Merger transaction expense	—	1,851	4,492	7,991
Changes in working capital	103	6,164	1,720	(8,126)
Discretionary Cash Flow	$83,394	$79,302	$284,990	$231,376

Adjusted Net Income (Loss) Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(in thousands, except per share amounts)
Net Income (Loss)	$(47,805)	$222,423	$(134,830)	$121,220
Provision for (Benefit from) income taxes	(16,845)	1,827	(42,116)	1,827
Income (Loss) before Income Taxes	(64,650)	224,250	(176,946)	123,047
Adjustments to Net Income (Loss):
Unrealized derivative (gain) loss	47,289	(226,474)	109,620	(140,936)
Impairment expense	3,854	—	3,854	—
(Gain) loss on extinguishment of debt	—	—	—	257
(Gain) loss on sale of properties	—	—	2,901	1,046
One-time items:
Merger transaction expense	—	1,851	4,492	7,991
(Income) expense related to properties sold	192	1,989	149	1,273
Adjusted Income (Loss) before Income Taxes	(13,315)	1,616	(55,930)	(7,322)
Adjusted (provision for) benefit from income taxes (1)	3,723	(399)	13,311	1,803
Adjusted Net Income (Loss)	$(9,592)	$1,217	$(42,619)	$(5,519)
Per share, diluted	$(0.05)	$0.01	$(0.20)	$(0.03)

(1)	Adjusted (provision for) benefit from income taxes is calculated using the Company's current effective tax rate prior to applying the valuation allowance against deferred tax assets.

EBITDAX Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Net Income (Loss)	$(47,805)	$222,423	$(134,830)	$121,220
Adjustments to reconcile to EBITDAX:
Depreciation, depletion and amortization	91,106	76,374	321,276	228,480
Impairment and abandonment expense	7,155	110	9,642	719
Exploration expense	50	31	143	70
Unrealized derivative (gain) loss	47,289	(226,474)	109,620	(140,936)
Stock compensation and other non-cash charges	1,805	2,524	11,306	8,337
Merger transaction expense	—	1,851	4,492	7,991
(Gain) loss on extinguishment of debt	—	—	—	257
(Gain) loss on sale of properties	—	—	2,901	1,046
Interest and other income	(229)	50	(791)	(1,793)
Interest expense	14,873	13,355	58,100	52,703
Provision for (benefit from) income taxes	(16,845)	1,827	(42,116)	1,827
EBITDAX	$97,399	$92,071	$339,743	$279,921

Discretionary cash flow and adjusted net income (loss) are non-GAAP measures. These measures are presented because management believes that they provide useful additional information to investors for analysis of the Company's ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income (loss) for certain items to allow for a more consistent comparison from period to period. In addition, the Company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and that many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. The definition of these measures may vary among companies, and, therefore, the amounts presented may not be comparable to similarly titled measures of other companies.